EXHIBIT 1.7

PRESS RELEASE

The Telecom Italia securities referred to herein in connection with the merger have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases

Milan, January 24, 2005 -- This is intended to correct information contained in the joint Telecom Italia/Telecom Italia Mobile press release issued on January 23, 2005, relating to Telecom Italia's capital increase in connection with the merger of TIM into Telecom Italia.  The increase in Telecom Italia's share capital to service the exchange of shares will be for a maximum amount of Euro 1,420,690,865.55 (instead of Euro 1,382,035,032.40) through the issuance of a maximum of 2,291,344,587 (instead of 2,221,061,254) new Telecom Italia ordinary shares and a maximum of 291,729,714 new Telecom Italia savings shares, all with a par value of Euro 0.55 per share.

Telecom Italia

Relazioni con i Media

Ufficio Stampa Corporate e Wireline

+39.06.3688.2610

www.telecomitalia.it/stampa

Telecom Italia

Investor Relations

+39. 02 8595 4131

www.telecomitalia.it/investor_relation